UNITED STATIONERS INC. CORPORATE ENTITY CHART AS OF DECEMBER 31, 2010 United Stationers Inc. United Stationers Supply Co. United Stationers Technology Services LLC United Stationers Financial Services LLC Lagasse, Inc. Azerty de Mexico, S.A. de C.V. United Stationers Hong Kong Limited United Stationers Receivables, LLC ORS Nasco, Inc. Oklahoma Rig, Inc. Oklahoma Rig & Supply Co. Trans, Inc. United Worldwide Limited MBS Dev, Inc. CHART LEGEND Legal Entity Operating Division United Stationers Supply (Division)